EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Record Quarterly Net Income of $639,000
on First Quarter Net Sales of $5,422,000

MINNEAPOLIS – April 26, 2006 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,422,000 for the first quarter ended March 31, 2006, an increase of 9.1%, compared to net sales of $4,972,000 for the first quarter of 2005. The net income for the first quarter of 2006 was $639,000 or $0.04 per share, compared to a net loss of $(1,057,000), or $(0.07) per share, for the first quarter of 2005. Insignia Point-of-Purchase Services® (POPS) revenues for the first quarter were $4,720,000, an increase of 14.1%, compared to first quarter 2005 POPS revenues of $4,137,000. Stock-based compensation expense of $87,000 was recognized during the first quarter ended March 31, 2006 resulting from the Company’s adoption effective January 1, 2006, of Statement of Financial Accounting Standards No. 123R.

CEO Scott Drill commented, “We are pleased with the significant improvement in our performance after a disappointing fourth quarter. Higher POPS revenue, in conjunction with a substantially lower cost structure, resulted in record quarterly profit. As mentioned in the fourth quarter results release, our expense reduction initiatives and lower retailer revenue guarantees have reduced our cost structure by approximately $3,000,000 annually. For the current quarter, we have POPS customer orders of approximately $4.9 million, which should again result in profitability.”

Drill went on to state, “Our cash position at quarter end was $1,726,000. Legal expense for the first quarter was $233,000 versus $490,000 in the first quarter of 2005. Discovery continues to be on hold in our New York case where we have had an Amended Motion to Dismiss pending since August 18, 2004. In Minnesota, we are still waiting for a ruling on the Amended Motions to Dismiss which were filed by News America and Albertson’s. We are hopeful that a ruling will be made soon.”

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

April 26, 2006	Insignia Systems, Inc. Reports First Quarter Net Income	Page 2

Conference Call

The Company will host a conference call today, April 26 at 4:00 p.m. Central Time. To access the live call, dial 800-500-0177. The conference code is 1286064. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through May 4, 2006. To access the replay, dial 888-203-1112 and reference the passcode 1286064.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Kellogg Company, Nestlé, Pfizer, Reckitt Benckiser, Inc., S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2005. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

April 26, 2006	Insignia Systems, Inc. Reports First Quarter Net Income	Page 3

Insignia Systems, Inc.
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2006	2005

Net Sales	$5,422,000	$4,972,000
Cost of Sales(1)	2,448,000	3,240,000
Gross Profit	2,974,000	1,732,000
Operating Expenses:
Selling(1)	1,217,000	1,440,000
Marketing(1)	248,000	333,000
General & Administrative(1)	838,000	1,017,000

Operating Income (Loss)	671,000	(1,058,000)
Other Income (Expense)	(32,000)	1,000

Net Income (Loss)	$639,000	$(1,057,000)

Net Income (Loss) Per Share
Basic	$0.04	$(0.07)
Diluted	$0.04	$(0.07)

Shares used in calculation of
net income (loss) per share:
Basic	15,058,000	15,002,000
Diluted	15,324,000	15,002,000

(1) Includes stock-based compensation expense of:

Cost of Sales	$14,000	$—
Selling	31,000	—
Marketing	7,000	—
General & Administrative	35,000	—

	$87,000	$—

SELECTED BALANCE SHEET DATA

	March 31, 2006	December 31, 2005

Cash and cash equivalents	$1,726,000	$2,711,000
Working capital	$3,223,000	$2,592,000
Total assets	$6,993,000	$6,673,000
Total liabilities	$4,160,000	$4,601,000
Shareholders’ equity	$2,833,000	$2,072,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com